Exhibit 3.4

STATE OF DELAWARE

CERTIFICATE OF CONVERSION FROM A NON-DELAWARE CORPORATION TO A

DELAWARE CORPORATION PURSUANT TO SECTION 265 OF THE DELAWARE

GENERAL CORPORATION LAW

MIDWEST HOLDING INC.

1.    The jurisdiction where the Non-Delaware Corporation first formed is State of Nebraska.

2.    The jurisdiction immediately prior to filing this Certificate is Nebraska.

3.    The date the Non-Delaware Corporation first formed is October 31, 2003.

4.    The name of the Non-Delaware Corporation immediately prior to filing this Certificate is Midwest Holding Inc.

5.    The name of the Corporation as set forth in the Certificate of Incorporation is Midwest Holding Inc.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation have executed this Certificate on the August 17, 2020.

MIDWEST HOLDING INC.

By	/s/ Mark A. Oliver
Mark A. Oliver, President